Alliqua Appoints Janice M. Smiell, M.D. as its First Chief Medical Officer

Extensive Wound Care Experience Adds Strength to Management Team

LANGHORNE, PA – February 10, 2014 -- Alliqua, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”) has appointed Janice M. Smiell, M.D. as its Chief Medical Officer, a newly created position.

Dr. Smiell has more than two decades of experience in clinical trial design, clinical development and planning, and clinical regulatory submissions. In practice as a general surgeon, she has specialized in wound healing, wound care and trauma. Most recently, she was an independent consultant in drug, device, tissue and cells clinical development planning, as well as medical monitoring and management. Prior to this, she served as VP, Medical Affairs at LifeCell Corporation, where she established the clinical operations, biometrics and safety departments. Earlier, as Executive Director of Clinical R&D at Celgene Corporation, she initially led the clinical development of biomaterials and stem cells and subsequently oversaw research teams developing immune modulators in several indications. She also served in various positions of increasing responsibility at The R.W. Johnson Pharmaceutical Research Institute, including Senior Director, Global Clinical R&D. Prior to this, she served as Medical Director of The Wound Care Center at Morristown Memorial Hospital. She holds an M.D. degree from the Medical College of Pennsylvania.

Dr. Smiell said, “As a veteran of the wound healing and wound care space, I am acutely aware of the need for significant innovation in this area. I am extremely enthusiastic about Alliqua’s vision of offering a suite of products that target a broad spectrum of wound conditions. I am greatly looking forward to working with Alliqua’s management team to help evaluate new technologies and expand the company’s portfolio to address diverse wound care needs, as well as to coordinate our clinical trials.”

David Johnson, Chief Executive Officer of Alliqua, said, “Dr. Janice Smiell brings a tremendous amount of management and clinical experience to Alliqua, and we are honored to have her serve as our Chief Medical Officer. In an era in which the wound care space is evolving faster than ever, it is imperative that we have top-notch guidance to navigate the scientific, technical and regulatory milestones ahead of us. I am confident that Dr. Smiell, as Alliqua’s first Chief Medical Officer, is the ideal person to assist us in these efforts over the coming years as we grow our wound care product portfolio.”

About Alliqua, Inc.

Alliqua, Inc. (ALQAD) ("Alliqua") is a biopharmaceutical company focused on the development, manufacturing, and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua's technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its line of 510(k) FDA-approved hydrogel products for wound care under the SilverSeal® brand, as well as the sorbion sachet S and sorbion sana wound care products. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, Alliqua's drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises.

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Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

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This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K/A filed with the SEC on May 16, 2013, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:

Alliqua, Inc.
Brian M. Posner, +1-215-702-8550
Chief Financial Officer
bposner@alliqua.com

or
Investor Relations:
Dian Griesel Int'l.
Cheryl Schneider, +1-212-825-3210
cschneider@dgicomm.com
or
Public Relations:
Dian Griesel Int'l.
Susan Forman or Laura Radocaj, +1-212-825-3210
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